Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Current Report on Form 8-K/A of our report dated September 15, 2025, with respect to our audit of the statement of assets acquired and liabilities assumed of Accuidity, LLC, as of July 1, 2025.

/s/ Wild, Maney & Resnick, LLP

Woodbury, NY
September 16, 2025